ALFACELL CORPORATION

                             225 BELLEVILLE AVENUE
                         BLOOMFIELD, NEW JERSEY 07003
                                (201) 748-8082

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD DECEMBER 11, 1995



To our Stockholders:

           You are hereby notified that the annual meeting of stockholders (the "Annual Meeting") of Alfacell Corporation, a Delaware corporation ("Alfacell" or the "Company") will be held at the Ramada Plaza-Suite Hotel, 350 Route 3 West, Mill Creek Drive, Secaucus, New Jersey 07094 on Monday, December 11, 1995 at 10:00 a.m. local time, for the following purposes:

           1.   To elect six directors (Proposal No. 1);

           2. To ratify the selection of KPMG Peat Marwick LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending July 31, 1996 (Proposal No. 2); and

           3. To transact such other matters as may properly come before the Annual Meeting or any adjournment thereof.

           Only holders of record of the Company's Common Stock, par value $.001 per share, at the close of business on October 27, 1995 are entitled to notice of and to vote at the Annual Meeting.

           Alfacell hopes that as many stockholders as possible will personally attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. Sending in your proxy will not prevent you from voting in person at the Annual Meeting.

                                      By order of the board of directors,

                                       /s/Gail E. Fraser, Secretary
                                      Gail E. Fraser, Secretary

Bloomfield, New Jersey
November 17, 1995

                             ALFACELL CORPORATION
                                 ____________

                                PROXY STATEMENT
                                 ____________


           This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting of stockholders (the "Annual Meeting") of Alfacell Corporation ("Alfacell" or the "Company") to be held on Monday, December 11, 1995 and at any adjournment thereof. THE ACCOMPANYING PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY AND IS REVOCABLE BY THE STOCKHOLDER ANY TIME BEFORE IT IS VOTED. For more information concerning the procedure for revoking the proxy see "General." This Proxy Statement was first mailed to stockholders of the Company on or about November 17, 1995, accompanied by the Company's Annual Report to Stockholders for the fiscal year ended July 31, 1995. The principal executive offices of the Company are located at 225 Belleville Avenue, Bloomfield, New Jersey 07003, telephone (201) 748-8082.


                 OUTSTANDING SHARES AND VOTING RIGHTS

           Only holders of the Company's common stock, par value $.001 per share (the "Common Stock" or "Common Shares"), at the close of business on October 27, 1995 (the "Record Date") are entitled to receive notice of and vote at the Annual Meeting. As of the Record Date, the number and class of stock that was outstanding and will be entitled to vote at the meeting was 11,579,563 Common Shares. Each Common Share is entitled to one vote on all matters. Although the Company is authorized to issue shares of its preferred stock, $.001 par value, no such shares of preferred stock have been issued and, accordingly, other than the Common Stock, no class of securities will be entitled to vote at the Annual Meeting. There are no cumulative voting rights.

           To be elected, a director must receive a plurality of the votes of the Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The affirmative vote of at least a majority of the Common Shares, present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, whether or not a quorum is present when the vote is taken, is necessary for approval of Proposal No. 2. A quorum is representation in person or by proxy at the Annual Meeting of at least a majority of the Common Shares outstanding as of the Record Date.

           Pursuant to Delaware General Corporation Law, only votes cast "For" a matter constitute affirmative votes. Proxy cards which are voted by marking "Withheld" or "Abstain" on a particular matter are counted as present for quorum purposes and for purposes of determining the outcome of such matter, but since they are not cast "For" a particular matter, they will have the same effect as negative votes or votes "Against" a particular matter. If a validly executed proxy card is not marked to indicate a vote on a particular matter and the proxy granted thereby is not revoked before it is voted, it will be voted "For" such matter. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker nonvotes"), such broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum, but will be treated as not present for purposes of determining the outcome of any matter as to which the broker does not have authority to vote.

                PROPOSAL NO. 1 - ELECTION OF DIRECTORS

           The current provisions of the Company's By-Laws authorize six directors as constituting the full board of directors. The board is currently composed of six directors. Proxies cannot be voted for a greater number of persons than the number of nominees named. Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

           The nominees for election to the office of director, and certain information with respect to their ages and backgrounds, are set forth below. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the nominees named herein as directors. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy should occur before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as management may designate.

  NOMINEES FOR ELECTION TO THE    NOMINEE       AGE                                DIRECTOR SINCE
       OFFICE OF DIRECTOR
      AT THE ANNUAL MEETING
POSITION WITH THE COMPANY         Kuslima                  49                           1981
                                  Shogen
President, Chief Executive        Gail E.                  37                           1995
Officer and Director              Fraser
Vice President, Finance,          Stanislaw M.             51                           1986
Chief Financial Officer and       Mikulski,
Director                          M.D.
Executive Vice President, Medical Alan                     70                           1986
Director and Director             Bell{(1)(2)}
Director                          Robert R.                55                           1994
                                  Henry{(1)(2)}
Director                          Allen                    60                           1982
                                  Siegel{(1)}
Director

{(1)}      Member of Compensation Committee
{(2)}      Member of Audit Committee


                    BUSINESS EXPERIENCE OF NOMINEES

           KUSLIMA SHOGEN, has served the Company as President and Chief Executive Officer since September 1986 and as a director since its inception. Ms. Shogen also served as the Company's Chief Financial Officer from September 1986 through July 14, 1994. Ms. Shogen formed the Company in 1981 to pursue research which she initiated as a biology student in the University Honors Program at Fairleigh Dickinson University ("F.D.U."). She was Executive Vice President of the Company from 1984 until 1986 when she became President. Prior to organizing the Company, Ms. Shogen was founder and President from 1976 to 1981 of a biomedical research consortium specializing in GLP (Good Laboratory Practices) and animal toxicology. During that time, she was also a consultant for Lever Brothers Research Group. Ms. Shogen has received numerous awards for achievements in biology, including Sigma Xi first prize from the Scientific Research Society of North America in 1974 and first prize at the Eastern College Science Conferences competition for most outstanding research paper in biology in each of 1972, 1973, and 1974. Ms. Shogen received her B.S. in 1974 and M.S. in 1976 (both magna cum laude) from F.D.U. and was the first teaching fellow from F.D.U.'s Rutherford campus. Among other honors, she was a Phi Beta Kappa graduate. Ms. Shogen continued graduate studies until 1978. She devotes her full-time to the Company.

           GAIL E. FRASER, became the company's Chief Financial Officer on July 15, 1994 and became a director in April 1995. From August 1993 to July 1994, Ms. Fraser served as a consultant to the Company and was the Company's business, financial and accounting advisor. From April 1989 to February 1993, Ms. Fraser was Vice President, Finance and Chief Financial Officer of Enzon, Inc., a biopharmaceutical company located in Piscataway, New Jersey. From 1982 to 1989, Ms. Fraser served as Vice President, Finance and Controller for Sidmak Laboratories, Inc., a generic drug manufacturer located in East Hanover, New Jersey. She received a B.S. in accounting from Kean College of New Jersey and an M.B.A. from the Wharton School of the University of Pennsylvania in 1993. Ms. Fraser is a certified public accountant and devotes her full-time to the Company.

           STANISLAW M. MIKULSKI, M.D. F.A.C.P., has served the Company as Executive Vice President and Medical Director since 1987 and as a director since 1986. Previously, Dr. Mikulski was Special Assistant to the Chief, Investigational Drug Branch, National Cancer Institute ("NCI"), and Coordinator for Immunotherapy Trials in Cancer for the Division of Cancer Treatment, following his post-doctoral studies at the University of California, Los Angeles in human tumor immunology. Prior to joining the Company, Dr. Mikulski maintained a medical practice in medical oncology for over eight years. He is a diplomate of the American Board of Internal Medicine and Medical Oncology, as well as a fellow of the American College of Physicians and a member of the American Society of Clinical Oncology. Dr. Mikulski is a clinical assistant professor of medicine at the University of Medicine and Dentistry of New Jersey. He received his M.D., cum laude, in 1967 from the Medical School of Warsaw, Warsaw, Poland. Dr. Mikulski devotes his full-time to the Company.

           ALAN BELL, has been a director of the Company since 1986. He founded the international public relations agency, Bell and Stanton, in 1956 and served as its Chairman until 1976. From 1976 to 1983 he was Vice-Chairman of Manning Selvage & Lee, Inc., a major public relations firm. In 1983 he established a new firm, Alan W. Bell Co., Inc. He specializes in financial public relations and in economic and tourism development counselling.

           ROBERT R. HENRY, has been a director of the Company since March 1994. Mr. Henry served as Partner and Managing Director of Morgan Stanley & Co. Inc. ("Morgan Stanley") from 1977 through 1989. Since 1989 he has been President of Robert R. Henry & Co., Inc., a financial advisory firm. Mr. Henry continues to serve as an Advisory Director for Morgan Stanley.

           ALLEN SIEGEL, D.D.S., has been a director of the Company since 1982. He was a dentist in private practice from 1961 until his retirement from active practice in August 1989. He received a D.D.S. in 1959 from the University of Buffalo.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MMS. SHOGEN AND FRASER, AND MESSRS. MIKULSKI, SIEGEL, BELL AND HENRY AS DIRECTORS (PROPOSAL NO. 1 ON THE PROXY CARD).

SCIENTIFIC ADVISORY BOARD

           The Company's scientific advisory board is composed of scientists and doctors whom management of the Company believes can contribute to the proper development of its anti-tumor agent. The individuals selected are highly respected in the national and international fields of oncology and drug development. The advisory board is made up of the following individuals.

           JOHN J. COSTANZI, M.D., has served as a principal investigator in the Onconase clinical trials program since its inception. He is currently in the practice of oncology and hematology in Austin, Texas. He formerly served as Medical Director of the Thompson Cancer Survival Center in Knoxville, Tennessee, and as professor of medicine and director of the cancer center for the University of Texas Medical Branch in Galveston. Dr. Costanzi is board certified in medical oncology and internal medicine and has participated in many professional and community organizations including the Southwest Oncology Group, American Cancer Society, and American Association for Cancer Research. Dr. Costanzi has authored over 140 papers, books and chapters of books in the area of clinical oncology. He received his M.D. in 1961 from Georgetown University School of Medicine, Washington, D.C. He completed his post-graduate training at Walter Reed General Hospital, Washington, D.C. and Wilford Hall Medical Center, San Antonio, Texas. Dr. Costanzi has received numerous awards in the field of oncology. He is a frequent lecturer and visiting professor throughout the United States and abroad. He also serves as a Brigadier General in the United States Air Force Reserve Medical Corp.

           ZBIGNIEW DARZYNKIEWICZ, M.D., PH.D., is the director of the Cancer Research Institute at the New York Medical College and a professor of medicine at New York Medical College. Formerly, Dr. Darzynkiewicz was a professor of cell biology and genetics at Cornell University Medical School, a member of Sloan-Kettering Institute for Cancer Research, the head of the Experimental Cell Research Laboratory, and a director of the Flow Cytometry Core Facility Network. In addition, Dr. Darzynkiewicz is an editor of The Cell Proliferation and Cytometry Journals, past president of The Cell Kinetics Society and past president of the International Society for Analytical Cytology. Dr. Darzynkiewicz's research concentrates on cell biology with particular focus on cancer cell growth and the regulatory mechanisms associated with cell growth and progression through the cell cycle. He has developed several techniques that have world-wide application, to analyze metabolic parameters of the cell related to the cell cycle kinetics, cell sensitivity to anti-tumor drugs and apoptosis. Most recently, he received a grant from NASA to develop new technologies for cell staining and analysis applicable to the micro-gravity conditions of Space Station Freedom. Dr. Darzynkiewicz has authored over 300 original publications and over 50 chapters and reviews in books devoted to the subject of cell growth, the regulation of the cell cycle and apoptosis. Dr. Darzynkiewicz received his M.D. in 1960 and Ph.D. in 1966 from the Medical School of Warsaw, Warsaw, Poland. He completed his post-graduate studies at the State University of New York at Buffalo and the Medical Nobel Institute of Karolinska Institute, Stockholm, Sweden. Since 1974, he has been associated with the Sloan-Kettering Institute for Cancer Research, and since 1990, he has been with New York Medical College, Elmsford, New York.

           MICHAEL C. LOWE, PH.D., has been a principal of The Weinberg Group Inc. since 1988 and specializes in assisting clients with applications to the Food and Drug Administration for human trials of new agents and in gaining marketing approvals. He has demonstrated expertise in the areas of pharmacology, toxicology, morphology and pathology for chemotherapeutic agents. Prior to joining The Weinberg Group, Dr. Lowe was a corporate vice president and director of toxicology for ICF/Clement, a health scientist administrator at the National Institutes of Health ("NIH"), the acting chief of the toxicology branch at the NCI and head of the pathopharmacology section of the intramural laboratory of chemical pharmacology at the NCI. There, he oversaw the pre-clinical toxicology studies of oncolytic drugs emerging from the drug development program of the NCI, and made risk assessments of the drugs prior to Phase I trials. Before joining the NIH he was on the faculty of the department of pathology at the University of Washington. Dr. Lowe received a B.S. in Zoology from Washington State University, a M.S. and a Ph.D. in Pharmacology from the University of Washington and postdoctoral training in experimental pathology at the University of Washington. In addition to serving on the Scientific Advisory Board, Dr. Lowe is an advisor to the board of directors.

           DAVID N. MESCHES, M.D., is professor and chairman of the Department of Family Medicine at New York Medical College and has held these positions for the past 16 years. He is the Chief Executive Officer of the Mid-Hudson Family Health Services Institute, a not-for-profit health care and education corporation responsible for the primary care of patients and training of medical students and family practice residents. The original Onconase Phase I (daily schedule) clinical trials were initiated and completed under the direction of Dr. Mesches. Dr. Mesches graduated from the University of Buffalo School of Medicine in 1960. Following his internship at Mount Sinai Hospital in Detroit, Michigan, he served as a Captain in the United States Air Force.

           ABRAHAM MITTELMAN, M.D., is associate professor of medicine and director of experimental oncology at New York Medical College in Valhalla, New York. Dr. Mittelman graduated from the Autonomous University of Guadalajara in 1977. Following his residency at Downstate Medical Center, he became an instructor in medicine at New York - Cornell Medical Center as well as a fellow in Oncology at Memorial Sloan-Kettering from 1981 through 1983. Dr. Mittelman is an oncologist and hematologist who has been the principal investigator of numerous cancer trials. Dr. Mittelman has published over 130 papers on a variety of oncologic topics. He is a member of the New York State Society of Hematologists and Oncologists.


                        DIRECTORS' COMPENSATION

           Members of the Company's board of directors receive no cash compensation in consideration for their serving on the board of directors.

           In November 1993 and January 1994, the board of directors and the stockholders, respectively, approved the Company's 1993 Stock Option Plan (the "Plan") which, among other things, provides for automatic grants of options ("Automatic Grants") under a formula (the "Formula") to non-employee directors ("Independent Directors") on an annual basis.

           The Formula provides that (i) on each December 31st each Independent (non-employee) Director receives automatically an option to purchase 15,000 shares of the Company's Common Stock (the "Regular Grant"); and (ii) on the date of each Independent Director's initial election to the board of directors, pursuant to a vote of the board, such newly elected Independent Director automatically receives an option to purchase such Independent Director's pro rata share of the Regular Grant which equals the product of 1,250 multiplied by the number of whole months remaining in the calendar year (the "Pro Rata Grant"). Each option granted pursuant to a Regular Grant and a Pro Rata Grant vests and becomes exercisable on the December 30th following the date of grant. Notwithstanding the foregoing, an option will not become exercisable as to any shares unless such Independent Director has served continuously on the board during the year preceding the date on which such options are scheduled to vest and become exercisable, or from the date such Independent Director joined the board until the date on which such options are scheduled to vest and become exercisable; PROVIDED, HOWEVER, that if an Independent Director does not fulfill such continuous service requirement due to such Independent Director's death or disability all options held by such Independent Director nonetheless vest and become exercisable as described herein. An option granted pursuant to the Formula remains exercisable for a period of five years after the date the option first becomes exercisable.

           During the fiscal year ended July 31, 1995, the following directors were granted the options listed below pursuant to the Formula under the Plan in consideration for serving on the board of directors. The exercise prices of the options granted to directors in fiscal 1995 are equal to the fair market value of the Common Stock on the date of grant.

NAME                           NUMBER OF OPTIONS           EXERCISE PRICE             EXPIRATION DATE
Allen Siegel{(1)}                   15,000                      $2.27                    12/31/00
Alan Bell{(2)}                      15,000                      $2.27                    12/31/00
Robert R. Henry                     15,000                      $2.27                    12/31/00

______________________

{(1) }On April 17, 1995 the Company extended the exercise period until July 31, 1995 of an option to purchase 100,000 shares held by Dr. Siegel and an option to purchase 30,000 shares held by Dr. Siegel's wife. The exercise price for these options was reduced from $5.00 to $2.65, the then current market price. On July 31, 1995 the exercise period for these options was extended until July 31, 1996 and the exercise price was increased to $2.68, the then current market price. All optionholders with options expiring on July 31, 1995 had the exercise period of their options extended until July 31, 1996. These options were not granted under the Plan.

{(2) }On April 17, 1995 the Company extended the exercise period until July 31, 1995 of an option to purchase 50,000 shares held by Mr. Bell and an option to purchase 20,000 shares held by Mr. Bell's wife. The exercise price for these options was reduced from $5.00 to $2.65, the then current market price. On July 31, 1995 the exercise period for these options was extended until July 31, 1996 and the exercise price was increased to $2.68, the then current market price. All optionholders with options expiring on July 31, 1995 had the exercise period of their options extended until July 31, 1996. These options were not granted under the Plan.

REPORTING OF SECURITIES TRANSACTIONS

           Ownership of and transactions in the Company's stock by executive officers and directors of the Company and owners of 10% or more of the Company's outstanding Common Stock are required to be reported to the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During the fiscal year ended July 31, 1995 the following persons inadvertently did not file a Form 4 in a timely manner: Dr. Siegel and Mr. Bell to report the extension of the exercise period of options granted to them; Mr. Henry to report the purchase of shares of the Company's Common Stock and warrants to purchase Common Stock in a private placement conducted by the Company; and Ms. Shogen to report the sale of shares of Common Stock.

              INFORMATION CONCERNING BOARD AND COMMITTEE MEETINGS
                          AND COMMITTEES OF THE BOARD

             Eight meetings of the Company's board of directors were held during the fiscal year ended July 31, 1995. As of July 31, 1995 there were two standing committees of the Company's board of directors, a Compensation Committee and an Audit Committee. The Compensation Committee is comprised of Alan Bell, Robert R. Henry and Allen Siegel. The primary functions of the Compensation Committee are to administer the Company's 1993 Stock Option Plan, determine the compensation of the Company's officers and senior management and review compensation policy for all of the Company's employees. The Compensation Committee met one time during the fiscal year ended July 31, 1995. All of the decisions regarding executive compensation were made by the Compensation Committee during the fiscal year ended July 31, 1995. The Audit Committee is comprised of Alan Bell and Robert R. Henry. The primary functions of the Audit Committee are to meet with the Company's independent auditors to discuss and review audit procedures and issues, meet with management on matters concerning the Company's financial condition, internal controls and year-end audit, and report to the board on such matters. The Audit Committee met one time during the fiscal year ended July 31, 1995. Except for Dr. Siegel, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which such director served, held during the period in such fiscal year during which such director served as a director or committee member.

                      SUMMARY COMPENSATION TABLE

           The following table provides a summary of cash and non-cash compensation for each of the last three fiscal years ended July 31, 1995, 1994 and 1993 with respect to Alfacell's Chief Executive Officer and the only two other executive officers of the Company (the "Named Officers").

                                       ANNUAL COMPENSATION                                       LONG TERM
                                                                                               COMPENSATION
        NAME AND              YEAR         SALARY($)       BONUS($)        OTHER ANNUAL                              ALL OTHER
   PRINCIPAL POSITION                                                   COMPENSATION($){(1)}    SECURITIES       COMPENSATION ($)
                                                                                                UNDERLYING
                                                                                                 OPTIONS/
                                                                                                  SARS(#)
Kuslima Shogen                1995         $150,000          - 0 -             - 0 -             - 0 -{(3)}            - 0 -
 President and Chief          1994          150,000          - 0 -             - 0 -           1,306,529{(2)}          - 0 -
 Executive                    1993          158,333          - 0 -             - 0 -              1,100,000            - 0 -
 Officer{(2)}

Gail E. Fraser{(4)}           1995         $121,163          - 0 -             - 0 -             - 0 -{(3)}            - 0 -
 Vice President,              1994            8,333          - 0 -             - 0 -             475,000{(5)}          - 0 -
 Finance and Chief            1993           - 0 -           - 0 -             - 0 -               - 0 -               - 0 -
 Financial Officer
Stanislaw M. Mikulski{(6)}    1995         $130,000          - 0 -             - 0 -             - 0 -{(3)}            - 0 -
 Executive Vice               1994          130,000          - 0 -             - 0 -             431,409{(6)}          - 0 -
 President                    1993          135,833          - 0 -             - 0 -                350,000            - 0 -
 and Medical Director


(1) Excludes perquisites and other personal benefits that in the aggregate do not exceed 10% of the Named Officers' total annual salary and bonus.

(2) Ms. Shogen resigned from her position as the Company's Chief Financial Officer in July 1994. No salary was paid to Ms. Shogen in fiscal 1995, 1994 or 1993 and these salary amounts were accrued on the Company's financial statements as obligations owed to Ms Shogen. In consideration for her services to the Company through January 31, 1994 and Ms. Shogen's agreement to release the Company from its obligation to pay her $1,624,151 in accrued salary on the Company's balance sheet as of January 31, 1994, in March 1994 the Company granted Ms. Shogen options to purchase 841,529 shares of the Company's Common Stock at an exercise price of $3.20 per share.

(3) No options were granted to the Named Officers during the fiscal year ended July 31, 1995.

(4)        Ms. Fraser became an employee of  the  Company  on  July  15,  1994.
           $96,163 of Ms. Fraser's salary in fiscal 1995 was paid to Ms. Fraser. That portion of Ms. Fraser's salary which was not paid to her was accrued on the Company's financial statements as obligations owed to Ms. Fraser.

(5) Prior to Ms. Fraser joining the Company, Ms. Fraser received under a consulting agreement an option to purchase 50,000 and 75,000 shares of the Company's Common Stock at an exercise price of $3.22 and $5.00, respectively. On July 15, 1994, Ms. Fraser was granted options to purchase 350,000 shares of Common Stock under the Plan at an exercise price of $4.11 per share.

(6) No salary was paid to Dr. Mikulski in fiscal 1994 or 1993. $5,000 of Dr. Mikulski's salary in fiscal 1995 was paid to Dr. Mikulski. Those portions of Dr. Mikulski's salaries which were not paid to him were accrued on the Company's financial statements as obligations owed to Dr. Mikulski. In consideration for his services to the Company and Dr. Mikulski's agreement to release the Company from its obligation to pay him $639,619 in accrued salary on the Company's balance sheet as of January 31, 1994, in March 1994 the Company granted Dr. Mikulski options to purchase 331,409 shares of the Company's Common Stock at an exercise price of $3.20 per share.


              OPTION EXERCISES AND FISCAL YEAR-END VALUES

           The following table sets forth the information with respect to the Named Officers concerning the exercise of options during the fiscal year ended July 31, 1995 and unexercised options held as of July 31, 1995.

                           Number of Unexercised Options at         Value of Unexercised              Name       Shares Acquired on
                                        Fiscal                      In-the-Money Options                            Exercise (#)
                                     Year-End (#)                 at Fiscal Year-End($){(1)}
   Value Realized ($)        Exercisable      Unexercisable     Exercisable     Unexercisable   Kuslima Shogen          None
          None                 1,005,548        1,180,659           $0                    $0    Gail E. Fraser          None
          None                   195,000          280,000           $0                    $0    Stanislaw M.            None
                                                                                                Mikulski
          None                   402,564          278,845           $0                    $0

(1) The exercise price of the unexercised options is greater than the market value of the Common Stock on July 31, 1995 and thus the unexercised options had no value as of that date.


EMPLOYMENT AGREEMENTS

           Ms. Shogen continues in the employ of the Company; however, her one-year employment agreement with the Company terminated on June 30, 1995. Under the agreement, Ms. Shogen was entitled to receive an annual salary of approximately $150,000. The agreement also required Ms. Shogen to maintain the confidentiality of Company information and acknowledged that Ms. Shogen previously entered into an assignment and non-disclosure agreement with respect to present and future proprietary methods, inventions, productions, drugs, compounds, know-how and discoveries in processes, whether developed by her, the Company or a Company affiliate. Upon expiration of this agreement, the board of directors approved an annual salary of $150,000 for Ms. Shogen for a period of one year. It is anticipated that negotiations with respect to a new agreement will commence in the near future.

           Ms. Gail E. Fraser commenced her employment with the Company as its Vice President, Finance and Chief Financial Officer on July 15, 1994. Ms. Fraser's one-year employment agreement with the Company terminated on July 14, 1995. Under the agreement, Ms. Fraser was entitled to receive an annual salary of $100,000 and pursuant to a determination by the Compensation Committee, subsequently received an additional $25,000 for the fiscal year ended July 31, 1995. The agreement also required Ms. Fraser to maintain the confidentiality of Company information and assign to the Company all tangible and intangible property, including, but not limited to inventions, developments or discoveries conceived, made or discovered by Ms. Fraser solely or in collaboration with others during the term of Ms. Fraser's employment with the Company. The agreement also provided that during the term of the agreement and for two years thereafter, Ms. Fraser is prohibited from directly or indirectly becoming interested in or associated with an entity engaged to a significant degree in any technology or area of business in which the Company was involved to a significant degree during the term of the agreement. Upon expiration of this agreement, the board of directors approved an annual salary of $130,000 for Ms. Fraser for a period of one year. It is anticipated that negotiations with respect to a new agreement will commence in the near future. On July 15, 1994, Ms. Fraser was granted options to purchase 350,000 shares of Common Stock under the Plan at an exercise price of $4.11 per share. These options vest as to 20% of such shares each year during the five year period commencing July 15, 1995.


                        PRINCIPAL STOCKHOLDERS

           The following table sets forth certain information concerning stock ownership of each person who is the direct or indirect beneficial owner of five percent or more of the Company's outstanding Common Stock and of each director and each Named Officer and all directors and executive officers as a group as of November 10, 1995. Except as otherwise noted, each person has sole voting and investment power with respect to the shares shown as beneficially owned.

DIRECTORS, OFFICERS OR                 NUMBER OF SHARES{(2)}           PERCENTAGE OF COMMON
 5% Stockholders{(1)}                                                   Stock Outstanding{(3)}
Kuslima Shogen                                   2,348,548{(4)}                             18.7%
Stanislaw Mikulski                                 763,814{(5)}                              6.4%
Allen Siegel                                       315,262{(6)}                              2.7%
Alan Bell                                          120,929{(7)}                              1.0%
Robert R. Henry                                    246,250{(8)}                              2.1%
Gail E. Fraser                                     195,000{(9)}                              1.7%
All officers and directors as                   3,989,803{(10)}                             29.3%
  a group (six persons)

(1) The address of all officers and directors listed above is in the care of the Company.

(2) All shares listed are Common Stock. Except as discussed below, none of these shares are subject to rights to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the Exchange Act, and the beneficial owner has sole voting and investment power, subject to community property laws where applicable.

(3) The percentage of stock outstanding for each stockholder is calculated by dividing (i) the number of shares of Common Stock deemed to be beneficially held by such stockholder as of November 10, 1995 by (ii) the sum of (A) the number of shares of Common Stock outstanding as of November 10, 1995 plus (B) the number of shares issuable upon exercise of options or warrants held by such stockholder which were exercisable as of November 10, 1995 or which will become exercisable within 60 days after November 10, 1995.

(4) Includes 1,005,548 shares subject to options which were exercisable as of November 10, 1995 or which will become exercisable within 60 days after November 10, 1995.

(5) Includes 402,564 shares subject to options which were exercisable as of November 10, 1995 or which will become exercisable within 60 days after November 10, 1995.

(6) Includes 130,000 shares subject to options which were exercisable as of November 10, 1995 or which will become exercisable within 60 days after November 10, 1995 owned by Dr. Siegel, 40,485 shares owned by Dr. Siegel's wife, who was an employee of the Company and 50,000 shares subject to options which were exercisable as of November 10, 1995 or will become exercisable within 60 days of November 10, 1995 owned by Dr. Siegel's wife. Dr. Siegel disclaims beneficial ownership as to the shares owned by his wife.

(7) Includes 80,000 shares subject to options which were exercisable as of November 10, 1995 or which will become exercisable within 60 days after November 10, 1995 owned by Mr. Bell, 20,000 shares subject to options which were exercisable as of November 10, 1995 or which will become exercisable within 60 days of November 10, 1995 owned by Mr. Bell's wife, 20,429 shares owned jointly by Mr. and Mrs. Bell and 500 shares owned by Mrs. Bell. Mr. Bell disclaims beneficial ownership as to the shares owned by his wife.

(8) Includes 26,250 shares subject to options which were exercisable as of November 10, 1995 or which will become exercisable within 60 days after November 10, 1995 and 60,000 shares underlying warrants which were exercisable as of November 10, 1995 or which will become exercisable within 60 days of November 10, 1995.

(9) Includes 195,000 shares underlying options which were exercisable as of November 10, 1995 or which will become exercisable within 60 days after November 10, 1995.

(10) Includes all shares owned beneficially by the directors and the executive officers named in the table.

                         CERTAIN TRANSACTIONS

           Effective May 31, 1993, the Company restructured a pre-existing bank note (the "Note") to include the principal balance of $1,300,000, accrued interest of $349,072, and legal fees of $50,000 into a new term loan of $1,699,072 (the "Term Loan"). Interest is to be computed at a rate of seven and one-half percent (7.5%) per annum. The Term Loan is secured by substantially all of the assets of the Company. Ms. Shogen has personally guaranteed the Note and has pledged certain collateral, including a substantial portion of the shares of Common Stock of the Company owned by her and certain options. Substantially all of the obligations owed by the Company to Ms. Shogen are subordinated to the Note. In order to satisfy the Company's obligations to the bank, Ms. Shogen, from time to time, pursuant to a pledge agreement ("Pledge Agreement"), has sold portions of the shares of Common Stock pledged to the bank. Through February 28, 1994, the monthly payments of interest and principal under the Term Loan had been paid primarily pursuant to this procedure, and, subsequent to such time, have been paid directly by the Company. The Term Loan agreement prohibits the issuance of any shares, or right to purchase any shares of the Company's stock if the result of such issuance would be to decrease the ratio of the market value of Ms. Shogen's pledged stock to the aggregate outstanding debt of the Company and herself to the bank, below 1:1. In June 1994, the Term Loan agreement and the related Pledge Agreement were amended to provide for, among other things, the issuance to Ms. Shogen, and subsequent pledge to the bank, of the options discussed below. Based upon the average of the closing bid and asked prices on November 10, 1995 the shares of the Company's Common Stock pledged by Ms. Shogen to secure the Term Loan were valued at $6,001,531 (excluding the value of shares of Common Stock underlying certain options pledged to the bank) and the aggregate outstanding debt of the Company and Ms. Shogen to the bank as of November 10, 1995 was $2,249,148. In connection with the Term Loan, Ms. Shogen also assigned to the bank her right to payment of up to $200,000 of outstanding debt owed to her by the Company as a result of advances made by her to the Company.

           From time to time Kuslima Shogen has advanced sums of money to the Company in the form of unsecured obligations payable on demand (the "demand loans"). Ms. Shogen has at various times converted portions of the demand loans into convertible debentures. At July 31, 1993, (i) the Company owed Ms. Shogen $14,000 for loans which were previously demand loans, but which were subordinated to the Company's bank debt in connection with the restructuring of such debt and consequently, reclassified as long-term debt, and (ii) Ms. Shogen owned convertible debentures in the aggregate principal amount of $1,575,000.

           During the fiscal year ended July 31, 1994, Ms. Shogen converted the outstanding debentures held by her with an aggregate face value of $1,575,000 into 400,000 shares of the Company's Common Stock at the stated conversion rates ranging from $2.75 to $6.00 per share. In March 1994, an aggregate of $931,197 of advances and interest owed by the Company to Ms. Shogen was converted by Ms. Shogen into options to purchase an aggregate of 482,485 shares of the Company's Common Stock at an exercise price of $3.20 per share. In March 1994, in consideration for her services to the Company and Ms. Shogen's agreement to release the Company from its obligation to pay her $1,624,151 in accrued salary on the Company's balance sheet as of January 31, 1994 (which salary had been accruing since 1986), the Company granted Ms. Shogen options to purchase 841,529 shares of the Company's Common Stock at an exercise price of $3.20 per share. In June 1994, the Company, with its bank's consent, reinstituted certain advances of $198,417 from Ms. Shogen as long term debt that was previously converted into 102,807 of options on March 30, 1994. Such options were returned to the Company and cancelled. The Company's bank has consented to allow repayment of such advances under certain conditions. As of July 31, 1994, the Company owed Ms. Shogen an aggregate of $203,723 in demand loans and accrued interest on the demand loans owed to Ms. Shogen.

           During the fiscal year ended July 31, 1995 the Company, with its bank's consent, repaid $80,067 of the principal amount on the demand loans. At July 31, 1995, the Company owed Ms. Shogen an aggregate of $138,638 in demand loans and accrued interest on the demand loans.

           In March 1994, in consideration for his services to the Company and Dr. Mikulski's agreement to release the Company from its obligation to pay him $639,619 in accrued salary on the Company's balance sheet as of January 31, 1994, the Company granted Dr. Mikulski options to purchase 331,409 shares of the Company's Common Stock at an exercise price of $3.20 per share.

           On July 23, 1991, the board of directors authorized the Company to pay to Kuslima Shogen an amount equal to 15% of any gross royalties which may be paid to the Company from any license(s) with respect to the Company's principal product, Onconase, or any other products derived from amphibian source extract, produced either as a natural, synthesized, and/or genetically engineered drug for which the Company owns or is co-owner of the patent, or acquires such rights in the future, for a period not to exceed the life of the patents. If the Company manufactures and markets the drugs by itself, then the Company will pay an amount equal to 5% of gross sales from any products sold during the life of the patents.

           On November 11, 1993, the Company entered into a consulting agreement (the "Tartan Consulting Agreement") with The Tartan Group ("Tartan"), an independent consulting firm of which Ms. Gail E. Fraser, the Company's Vice President, Finance and Chief Financial Officer, is an officer and principal stockholder. The Tartan Consulting Agreement was effective as of August 1, 1993 and terminated by agreement of both parties on April 30, 1994. Pursuant to the Tartan Consulting Agreement Ms. Fraser performed administrative, financial and accounting services for the Company. Pursuant to the Tartan Consulting Agreement, the Company granted indemnification to Ms. Fraser with respect to any and all claims, damages or costs which arise out of her performance of consulting services to the Company. Tartan received a consulting fee of $45,000.

           On May 1, 1994, upon the termination of the Tartan Consulting Agreement, Ms. Fraser entered into a consulting agreement (the "Fraser Consulting Agreement") with the Company which terminated by its terms on June 30, 1994. Under the Fraser Consulting Agreement, Ms. Fraser received $15,000 and (i) an option to purchase 50,000 shares of the Company's Common Stock at an exercise price of $3.22 per share at any time during the period commencing on May 1, 1994 and terminating on November 10, 1997 and (ii) an option to purchase 75,000 shares of the Company's Common Stock at an exercise price of $5.00 per share at any time during the four year period commencing on November 11, 1994 and terminating on November 10, 1998 at 5.00 p.m. local time. Pursuant to the Fraser Consulting Agreement, the Company granted indemnification to Ms. Fraser with respect to any and all claims, damages or costs which arise out of her performance of consulting services to the Company.

           In private placements completed by the Company in March 1994, September 1994 and September 1995, Robert R. Henry purchased an aggregate of 160,000 shares of Common Stock and warrants to purchase 60,000 shares of Common Stock on the same terms and conditions as the other participants in such private placements.

               PROPOSAL NO. 2 - RATIFICATION OF AUDITORS

           On September 27, 1995, the board of directors approved the retention of KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending July 31, 1996. KPMG served as auditor of the financial statements of the Company for the fiscal years ended July 31, 1995, 1994 and 1993. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they desire to do so. Such representatives are also expected to be available to respond to questions.

           On October 21, 1993 the Company retained KPMG, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ended July 31, 1993 and dismissed Armus, Harrison & Co. ("Armus"), which had audited the Company's financial statements for the fiscal years ended July 31, 1987 through July 31, 1992. This decision was based on the Company's belief that it would be beneficial to the Company to have a national accounting firm audit its financial statements. Armus' report for each of the years ended July 31, 1992 and 1991 indicated uncertainties as to the Company's ability to continue as a going concern. Armus' report for each of the years ended July 31, 1992 and 1991 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. During the fiscal years ended July 31, 1992 and 1991 and the subsequent interim periods immediately preceding the change in accountants, there were no disagreements with Armus on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Armus would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the Company's financial statements.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP, INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS, TO AUDIT THE FINANCIAL STATEMENTS OF THE COMPANY FOR THE FISCAL YEAR ENDING JULY 31, 1996 (PROPOSAL NO. 2 ON THE PROXY CARD).


                     ANNUAL REPORT TO STOCKHOLDERS

           The Company's Annual Report to Stockholders for the fiscal year ended July 31, 1995 accompanies this Proxy Statement.


                        STOCKHOLDERS' PROPOSAL

           IT IS ANTICIPATED THAT THE COMPANY'S FISCAL 1996 ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD ON OR ABOUT DECEMBER 11, 1996. STOCKHOLDERS WHO INTEND TO PRESENT PROPOSALS AT SUCH ANNUAL MEETING OF STOCKHOLDERS MUST SUBMIT THEIR PROPOSALS TO THE SECRETARY OF THE COMPANY ON OR BEFORE JULY 20, 1996.


                                GENERAL

           The cost of soliciting proxies will be borne by the Company. In addition to the use of mails, proxies may be solicited by personal interview, telephone and telegraph, and by directors, officers and regular employees of the Company, without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's Common Stock.

           Unless contrary instructions are indicated on the proxy card, all Common Shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for directors named herein and FOR Proposal No. 2.

           Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a subsequent proxy relating to the same Common Shares or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy unless the stockholder votes his or her Common Shares in person at the Annual Meeting. Any notice revoking a proxy should be sent to the Company, at 225 Belleville Avenue, Bloomfield, New Jersey 07003 Attention:
Gail E. Fraser, Secretary.

           The board of directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the Common Shares represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her Common Shares will be voted in accordance with the specification so made.

           Please  complete,  sign  and  date the enclosed proxy card, which is
revocable  as  described  herein,  and  mail  it   promptly   in  the  enclosed
postage-paid envelope.


           IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.   WE  URGE YOU TO
FILL IN, SIGN AND RETURN THE ACCOMPANYING PROXY CARD, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.


                                      By order of the board of directors,


                                      /S/ GAIL E. FRASER, SECRETARY
                                      Gail E. Fraser, Secretary


Bloomfield, New Jersey
November 17, 1995

                         ALFACELL CORPORATION

                    ANNUAL MEETING OF STOCKHOLDERS
                           DECEMBER 11, 1995
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Kuslima Shogen and Gail E. Fraser and each of them, as proxies, with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated below and on the reverse side, on all proposals and in the discretion of the proxies on such other matters as may properly come before the annual meeting of stockholders of Alfacell Corporation to be held on December 11, 1995 or any adjournment(s), postponement(s), or other delay(s) thereof (the "Annual Meeting"), all shares of stock of Alfacell Corporation (the "Company") to which the undersigned is entitled to vote at the Annual Meeting.

UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSALS 1 AND 2.


(1) Election of the following nominees as Directors to serve in such capacities until their successors are duly elected and qualified:

                            KUSLIMA SHOGEN
                            GAIL E. FRASER
                            ROBERT R. HENRY
                         STANISLAW M. MIKULSKI
                             ALLEN SIEGEL
                               ALAN BELL

(Authority to vote for any nominee(s) may be withheld by lining through the name(s) of any such nominee(s).)

           /  / FOR        /  / WITHHOLD AUTHORITY FOR ALL

(2) Ratification of the selection of KPMG Peat Marwick LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending July 31, 1996.

           /  / FOR        /  / AGAINST        /  / ABSTAIN


(Please sign exactly as name appears below, date and return. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)


                           Date:________________________________

                           Sign Here:___________________________

                           _____________________________________
                                 Signature (if held jointly)


                           _____________________________________
                                 Capacity (Title or Authority,
                                 i.e. Executor, Trustee)


                           PLEASE SIGN, DATE AND MAIL YOUR
                           PROXY TODAY


/ / Please check this box if you expect to attend the Annual Meeting in person.